EX 99.28(p)(171)

[PRUDENTIAL
Asset Management
Graphic Omitted]

CHAPTER 4

CODE OF ETHICS

Version No.	Effective Date	Approved By
2009V1	13 Feb 2009	ACC
2009v2	28 Apr 2009	ACC
2009v3	13 Jul 2009	ACC (via email)
2010v1	18 March 2010	ACC
2010v2	4 August 2010	ACC (via email)
2011v1	25 October 2011	ACC (via email)

Prudential Asset Management
                               (Singapore) Limited
CHAPTER 4

CODE OF ETHICS

INTRODUCTION - ESTABLISHMENT & PURPOSE OF THE CODE OF ETHICS

(I) PAMS as an Investment Adviser registered with the U.S. Securities and Exchange Commission

Prudential Asset Management (Singapore) Limited (“PAMS” or the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) has adopted this Code of Ethics (“Code”) in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Adviser is the sub-adviser to certain funds (the “Fund” or “Funds”) managed by Jackson National Asset Management, LLC (“JNAM”).  The list of Funds, as may be amended from time to time, is maintained in the “Sub-Advisory Agreement” with JNAM. Pursuant to the “Sub-Advisory Agreement”, PAMS makes the investment decisions for the Funds, including determinations as to the purchase and sale of securities for the Funds and the disposition of the assets for the Funds.  Jackson, pursuant to exemptive relief granted by the SEC, is a “Manager of Managers,” and monitors and reviews the performance of PAMS and the Funds.  JNAM does not make individual investment decisions on behalf of the Funds.  JNAM does not have a portfolio management department and does not operate a trading desk.

PAMS holds its employees to a high standard of integrity and business practices.  In serving its clients, PAMS strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with transactions in securities its employees and for the Fund or any of its other portfolios.

While affirming its confidence in the integrity and good faith of all of its employees, managers, officers, and directors, PAMS recognizes that the knowledge of, and/or access to, current or future Fund portfolio transactions, holdings or valuations could, in certain instances, place such individuals, if they engage in personal transactions in “Securities” (as defined herein), in a position where their personal interests actually conflict or may conflict with the interests of the Fund.

In view of the foregoing, and of the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, PAMS has determined to adopt this Code applicable to the Adviser and certain of its personnel to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish internal reporting requirements and enforcement procedures.  If any officer, director, manager, or employee of any of PAMS is unsure, or has questions or concerns, about engaging in a particular course of action or certain conduct or activities that are, or may be, covered by this Code, such person should consult the Chief Compliance Officer (or his/her designee) prior to engaging in such course of action, conduct or activities.

(II) PAMS as a Capital Markets Services Licence Holder registered with the Monetary Authority of Singapore

PAMS is regulated by the Monetary Authority of Singapore and holds a Capital Markets Services Licence to conduct regulated activities in (i) Fund Management; and (ii) Dealing in Securities under the Securities and Futures Act (“SFA”). In addition, PAMS is an exempt financial adviser under the Financial Advisers Act (“FAA”).

Prudential Asset Management
                               (Singapore) Limited

As a fund management company in a relationship of trust with its clients, PAMS and its employees owe a duty of care to its clients.  PAMS is to act bona fide in the interests of the client.  There is an obligation to act with due skill, care and diligence in the exercise of PAMS’ functions, powers, duties, privileges and discretions, and in any dealings with its clients.

To fulfil PAMS’ fiduciary duties and obligations under the SFA and FAA, PAMS has similarly adopted this Code including guidelines on Personal Investment Transaction. The Code is therefore also applicable for purpose of protecting the interests of all other clients whose assets are managed by PAMS and the unit holders of Prudential funds/PAMS funds (“Other Clients”).

Pursuant to section 131 of the SFA and Regulation 3D, all appointed representatives are required to maintain a Register of Interest in Securities in the prescribed Form 15 and enter in the Register, within 7 days, of any acquisition or changes of his interest in securities, and retain that record for at least 5 years from the date of entry. Such persons must also be fully familiar and in compliance with the various acts of law, regulations and statutes governing the licence.

Note: The securities referred to herein relate to only those securities that are listed for quotation, or quoted, on a securities exchange or recognised market operator1.

Section 1 - Definitions

(a)           “Supervised Persons” include:

(i)	Directors, officers, and managers of the Adviser or other persons occupying a similar status or performing similar functions;

(ii)	Employees of the Adviser; and

(iii)	Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and “Control” (as Control is defined hereinafter).

(b)           “Access Persons” include:

(i)	Any director, officer or manager of the Adviser and/or

(ii)
Any Supervised Person of the Adviser who: (A) has access to nonpublic information regarding the Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund; or (B) is involved in making securities recommendations to the Fund, or has access to such recommendations that are nonpublic.

Note:
A person does not become an Access Person simply by virtue of customarily assisting in the preparation of public reports, or receiving public reports, but not receiving information about current or prospective fund/portfolio recommendations, trading, transactions, or holdings.  The Chief Compliance Officer (or his/her designee) shall determine those persons who are Access Persons of the Adviser and the requisite reporting requirements.

Note:	For further information related to Supervised Persons and Access Person, please see Appendix VII attached hereto.

1 Securities exchange and recognised market operators refer to the Approved Exchanges and Recognised Market Operators under the SFA, a list of which is available at http://www.mas.gov.sg/fi_directory/index.html

Prudential Asset Management
                               (Singapore) Limited

FURTHER NOTE : ALL EMPLOYEES OF PAMS ARE CURRENTLY SUBJECT TO THIS CODE AND ARE CONSIDERED ACCESS PERSONS WITH THE EXCEPTION OF STAFF UNDER THE FOLLOWING DEPARTMENTS (“EXEMPT PERSON”):

-	HUMAN RESOURCE & ADMINISTRATION

-	FINANCE

-	REGIONAL FINANCE

-	IT – DESKTOP

-	IT – INFRASTRUCTURE

-	IT – MANAGEMENT

-	REGIONAL INFORMATION SECURTY & IT GOVERNANCE

-	REGIONAL STRATEGIC PLANNING

The Exempt Person, are however, required to complete, sign and submit to via the Personal Investment Dealing System (“PIDS”) (i) Initial Holdings Report”, attached hereto as Appendix III; (ii) “Quarterly Transaction Report,” attached hereto as Appendix IV; and (iii) “Annual Holdings Report,” attached hereto as Appendix V. The Exempt Person should also obtain Pre-clearance approval for transacting in Prudential/PAMS funds (see section 4B).

(c)
A “Security held or to be acquired” by the Fund means any Security which, within the most recent fifteen (15) days: (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund for purchase.

(d)
“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and includes accounts of a spouse, minor children, and any other relatives (parents, adult children, brothers, sisters, etc.) who reside in an Access Person's home.  Beneficial Ownership shall also include those persons whose investments the Access Person directs or Controls, whether the person lives with the Access Person or not, as well as, accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains or may obtain therefrom a direct or indirect pecuniary interest.  A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he/she or a member of his/her immediate family has a vested interest in the income or corpus of the trust or estate.

Note: An Access Person will be deemed to have Beneficial Ownership of an account(s), based on the foregoing definition, and such account(s) will be subject to the reporting requirements set forth herein, and may be subject to the pre-clearance requirements set forth herein.

(e)	“Chief Compliance Officer” means the Chief Compliance Officer of the Adviser.

(f)	“Compliance Manual” means the compliance policies and procedures, and other materials, for the Adviser (accessible via the Compliance Public Folder in Lotus Notes).

(g)	“Control” means the power to exercise a controlling influence over the management or policies of the Fund, unless such power is solely the result of an official position with the Fund.

Prudential Asset Management
                               (Singapore) Limited

(h)	“Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(i)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act.

(j)
A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(k)
“Personal Investment Transaction” means a transaction by an Access Person for the direct or indirect purchase or sale of a Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(l)
A “Limited Offering” or “Private Placement” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under Regulation D of the Securities Act of 1933, as amended.

(m)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(n)	“Reportable Fund” means Prudential/PAMS funds and Jackson mutual funds, which are managed or advised by the Adviser.

Section 2—Statement of General Fiduciary Principles and General Prohibitions

(a)
Fiduciary Duty to Shareholders.  In recognition of the trust and confidence placed in PAMS by the Fund and its Shareholders,2 and to give effect to the Adviser’s belief that its operations should be directed to the benefit of the Fund’s Shareholders (consistent with the Compliance Manual), PAMS establishes the following general principles to guide the actions of their managers, directors, officers and employees:

(i)
The interests of the Fund and its Shareholders are paramount, and all of the Adviser’s personnel must conduct themselves and their operations to give effect to this tenet by placing the interests of the Fund’s Shareholders before their own corporate or individual interests.

(ii)
All personal transactions in securities by the Adviser’s personnel must be accomplished so as to avoid even a potential conflict of interest on the part of such personnel with the interests of the Fund and its Shareholders.

(iii)
All of the Adviser’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question such person’s independence and/or judgment.

(iv)
Information concerning the identity of security, fund, or portfolio holdings and related investment and financial information of the Fund or any of its portfolios is highly confidential, and all of the Adviser’s

2
For the purpose of the Fund, the term “Shareholder” shall be deemed to include owners of variable annuity contracts and variable life insurance policies funded through separate accounts investing in the Fund.

Prudential Asset Management
                               (Singapore) Limited

 personnel must treat such information accordingly and not disclose such information to any third party external to the Adviser except pursuant to a duly authorized and appropriately protective written agreement.

(v)	All of the Adviser’s personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Fund / Other Clients or PAMS.

(vi)	All of the Adviser’s personnel must carry out their responsibilities with respect to the Fund in compliance with the applicable U.S. Federal Securities Laws3

(b)
Priority of Transactions. The interests of the Fund and Other Clients will always be given priority over the personal financial interests of PAMS’ personnel – particularly when securities are being traded or investment actions being taken.

(c)
Anti-Bribery, Anti-Corruption, Gifts And Hospitality.  PAMS seeks to avoid any conflict of interest through the receipt of gift items from, or entertainment by, various relationships the firm has in the conduct of its business. The Anti-Bribery, Anti-Corruption, Gifts And Hospitality Policy set out standards of good practice and aims to maintain confidence in the security and integrity of our Company and a fair and transparent relationship with banks, brokers, customers, suppliers, service-providers and any other organization with which we transact business. Please refer to Chapter 8 - Anti-Bribery, Anti-Corruption, Gifts And Hospitality Policy for details.

(d)
Maintain Confidentiality.  It is a policy of PAMS that information with respect to prospective or current portfolio transactions of the Fund and Other Clients shall be kept confidential.  No Access Person shall take personal advantage of any information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of the Fund / Other Clients

(e)
Limits on Serving as a Director.  No Access Person shall serve on the board of directors of any publicly traded company, unless prior authorization therefore by the Fund’s Board has been given, after a determination by such Board that such service is consistent with the interests of the Fund and its shareholders.  Where such approval is given, such Supervised Person is prohibited, during the period of such service, and for a six (6) month period thereafter from: (i) engaging in any communication regarding such company with any other Supervised Person; and (ii) causing the Fund with respect to which he/she has any daily or periodic responsibilities to purchase any security issued by such company.

(f)
Any non-compliance with or violation of the general fiduciary principles and/or general prohibitions (set forth herein) may result in the imposition of sanctions upon such Supervised Person pursuant to Section 9 herein.  In addition to the specific prohibitions contained in this Code, each Supervised Person and Access Person is subject to a general requirement not to engage in any act or practice that would defraud the Fund and/or its Shareholders.

Note:  This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield a Supervised Person or an Access Person from liability for personal trading or other conduct that violates the fiduciary duty owed to the Fund and its Shareholders.

3
“U.S. Federal Securities Laws” is generally understood to include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Prudential Asset Management
                               (Singapore) Limited

The above General Fiduciary Principles and General Prohibitions has also been established to protect the interests of all other clients whose assets are managed by PAMS and the unit holders of Prudential funds/PAMS funds (“Other Clients”).

Section 3—Prohibitions & Limitations on Personal Securities Transactions

(a)
No Personal Investment Transactions Based on an Access Person’s Position with the Adviser and the Fund.  No Access Person shall use such person’s position to gain personal benefit through work relationships.  No such Access Person shall attempt to cause the Fund and Other Clients to purchase, sell or hold a particular security when that action may reasonably be expected to create a personal benefit to the Access Person.  No Access Person shall use such person’s position to gain personal knowledge of the Fund’s and Other Clients’ intra-day portfolio holdings; intra-day Securities transactions; and/or proposed Securities transactions to facilitate a Personal Investment Transaction.

(b)
No Front Running.  No employee (including Access Person) shall directly or indirectly engage in “front running” an order or recommendation. Front running consists of executing a Personal Investment Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by PAMS for an account of a Fund or Other Client.

For avoidance of doubt, no person shall engage in a Personal Investment Transaction with respect to any Security which to his or her knowledge at the time of such transaction:

(i)	Is being recommended or considered for purchase or sale by the Fund / Other Clients; or

(ii)	Is the subject of a pending buy or sell order by the Fund / Other Clients.

(c)
No Fraud or Manipulative Practices.  No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Fund and Other Client:

(i)	Employ any device, scheme or artifice to defraud the Fund / Other Client;

(ii)
Make to the Fund / Other Client any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund / Other Client; and/or

(iv)	Engage in any manipulative practice with respect to the Fund / Other Client.

(d)
No Insider Trading.  In accordance with the Adviser’s Insider Trading Policies and Procedures, no Access Person shall directly or indirectly, purchase or sell securities or investments while in possession of “material non-public information” (sometimes referred to as “inside information”).  Nor shall such Access Person disclose such information to any third party or furnish investment advice or information to any person or entity where such advice or information is based upon or influenced by, or furnished while in possession of, such material non-public or inside information.  Any Access Person who has any questions concerning whether particular information received or obtained is “material, non-public” should refer to the Adviser’s Insider Trading Policies and Procedures, and consult the Chief Compliance Officer (or his/her designee).

Prudential Asset Management
                               (Singapore) Limited

(e)
Black-out Period for Client Transactions.  No Access Person may purchase or sell any security which : (a) an open or preliminary order has been entered into an investment manager’s blotter in PAMS order management system, (b) is being purchased or sold on behalf of a client (ie an order which has been entered but not executed for a client) on that market trading day , (c) has been purchased or sold by a client during the previous market trading day, or (d) he/she has knowledge of forthcoming transaction or recommendation for account of a Fund or Other Client during the next market trading day.  No blackout period will apply to transactions exempted from pre-clearance, as defined in Section 4C below.  Purchases or sales of securities executed by an Access Person during the blackout period that would otherwise by prohibited by the Code will not be deemed as a violation of the Code if Compliance subsequently determines that at the time of the transaction the Access Person had no knowledge of (c) above.

(f)
No Short-Term Trading.  No Access Person shall engage in short-term trading which is the purchase and sale (or sale and purchase) of the same (or equivalent) Securities within a thirty (30) calendar days period, unless such trading: (i) is for money market funds including the Cash Fund or (ii) is approved by the Chief Compliance Officer (or his/her designee) pursuant to a written exception prior to the second portion of such short-term trade being initiated (such as in extreme circumstances like financial duress or compulsions due to prevailing market practice).  Unless a written exception is obtained from the Chief Compliance Officer (or his/her designee), any profits realized on such short-term trading may be disgorged.  See Section 9 - Consequences of Non-Compliance for details.

(g)	No Short-Selling. No Access Person shall engage in any Personal Investment Transaction involving the “short-selling” of any Security.

(h)
Limits on Transactions in Prudential plc Securities.  (a) No Access Person shall engage in any Personal Investment Transaction involving Prudential plc Securities unless such transaction(s) is pre-cleared by PAMS Compliance. Such approval from PAMS Compliance should be obtained via email sent to pams.pid@prudential.com.sg. The transaction details and a copy of the contract note  should be submitted via PIDS with a Post Transaction notification. (b) Wherever applicable, approval should also be obtained from Group Secretariat in accordance with the Share Dealing Rules specified in Prudential’s Corporate Governance Manual (http://www.group.local/en/Our+business/Our+policies+and+manuals/Our+policies/Guide+to+Sharedealing+Rules/)

Also, transactions under the Employee Shares Option Scheme will require pre-clearance from the Group Head Office).  Prudential plc Securities currently trade as American Depository Receipts on the New York Stock Exchange (NYSE Ticker Symbol: PUK).

All transactions in Prudential plc securities (including shares acquired under ESOS) will have to be reported through PIDS.

(i)
Limits on Private Placements and Limited Offerings.  No Access Person may directly or indirectly acquire beneficial ownership in any Securities in a Limited Offering or Private Placement without prior written approval from the Chief Compliance Officer (or his/her designee).  In addition, No Access Person shall participate in any consideration of whether the Fund and Other Clients should invest in securities of an issuer in which such Access Person has invested through a Limited Offering or Private Placement without disclosing such investment of the Access Person to the other participants and the Chief Compliance Officer (or his/her designee).  Under such circumstances, the decision by the Fund and Other Clients to purchase securities of the issuer shall be subject to the independent review by appropriate personnel of the Adviser, and appropriate sub-adviser, having no personal interest in the matter.

(j)	Employees should limit frequent trading because it may be a potential distraction from servicing clients.

Prudential Asset Management
                               (Singapore) Limited

(k)	Limits on Initial Public Offerings. The following guidelines apply for Initial Public Offerings (IPOs):

(i)
Access Persons shall notify the Chief Compliance Officer that they intend to participate in IPOs, but do not need permission to apply for securities in new issues made through retail portion of a public offering, including investment in Prudential/PAMS’ funds during the launch period. In Singapore, IPOs are offered in two tranches to retail and institutional investors.  Retail investors in Singapore are allocated IPO shares by ballot and are not notified of the allocation before it occurs.  To clarify, clients are not disadvantaged by this system.

(ii)	Access Person must not use financing from brokers in order to subscribe for IPOs.

(iii)
Once the allocation is known for IPOs, the Access Person must advise the Chief Compliance Officer (or his/her designee) of the details of the allocation received by submitting a Post Transaction notification via the PIDS and supplying the allocation confirmation received from the Issuer within 14 calendar days of the receipt of the confirmation and completing the Quarterly Transactions Report (Appendix IV). In the case of appointed representatives, the notification must be submitted via PIDS within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

(iv)	Permission must be sought for the subsequent sale of any shares obtained through IPOs.

(v)	Please refer to Section 3(i) for limitations on private placements and limited offerings.

Section 4A – Pre-Clearance Procedures (for Access Persons)

If an Access Person wishes to buy or sell any of the types of investments listed in Table 5.1 under Section 5. For Prudential/PAMS Funds, please refer to Section 4B :

•	He /she must seek approval from the Authorising Officers (see Appendix II)

•	Fill in the Pre-Clearance Form via the PIDS (see Appendix I(A)) for approval.

•
The completed form is then electronically routed to the Authorising Officers.  The applicant must furnish all the required details of the intended deal, which would enable the Authorising Officer to make a decision in the matter.

•
Access Person may pre-clear only in cases where they have a present intention to transact in the security for which pre-clearance is sought.  It is not appropriate to obtain a general or open-ended pre-clearance to cover the eventuality that he /she may buy or sell a security at some point on a particular day depending on the market developments. In line with this, an Access Person may not request pre clearance to buy and sell the same security.

•
Pre clearance of a trade shall be valid and in effect only for the business day for which the clearance is given. Accordingly, permission, where given, will lapse at close of business on the same day. If trade is not executed, pre-approval should be sought again for transaction on another day.

•
The Access Person must deal before the time limit specified and forward a copy of the contract note via PIDS to the Chief Compliance Officer (or his/her designee) within 14 calendar days of the transaction. In the case of appointed representatives, the execution details and contract note must be submitted via PIDS within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

Prudential Asset Management
                               (Singapore) Limited
Section 4B - Pre-clearance Procedures for Prudential/PAMS funds (for Access & Exempt Persons)

•	Chief Compliance Officer (or his/her designee) will pre-clear the request from Access/Exempt Person to transact in Prudential/PAMS funds.

1.
Except where specific waiver has been provided, Access Person to submit request for trading in funds managed by PAMS through the Personal Investment Dealing System (PIDS). Exempt Person to obtain approval from the Chief Compliance Officer (or his/her designee) via email. This will also be applicable for trades which are beneficially owned by staff. Beneficial ownership is defined under Section 1.

2.
Compliance will check if the rule prohibiting short term trading has been observed i.e. No staff shall engage in the purchase and sale (or sale and purchase) of the same fund within a thirty (30) calendar days period.

3.
Since all requests for trades will be placed through PIDS, they will be stamped with date and time thereby having the requisite audit trails. All requests should be submitted before cut-off times. A request will be disapproved if it is received after cut-off time. In such cases, fresh request should be placed. Operations should proceed with the trade only after Compliance has approved the trade through PIDS. Along with the completed subscription/redemption application form, the current procedure of obtaining a confirmation that the employee has not received any financial advice from anyone in PAMS should be followed.

4.	Submission of trade details and contract note should be made through PIDS within 14 days from the date of the transaction.

5.	All staff will be prohibited from trading in PAMS managed funds under the following circumstances:

•	Merger of funds
•	Substantial rebalancing of portfolios due to inflows/outflows greater than 10% of the NAV of a fund
•	Significant change of investment objectives of the Fund
•	Information about closure of a fund
•	News on performance of underlying reference entities (in case of products like Yield 15 and 20)
•	Change in the Investment Manager of a Fund
•	Other situations as may be decided on a case to case basis by Compliance.

Staff will be allowed to trade in the funds only after information regarding the above events is made public through issue of notices to all investors, advertisement in a newspaper etc.

Regional Product Team should provide advance intimation about all the above events (except inflow/outflow information) to Compliance Advisory team (pams.complianceadvisory@prudential.com.sg) and Compliance PID team  (pams.pid@prudential.com.sg) so that Compliance can apply the necessary trading ban.

6.
Exception: Staff transaction in Cash Fund (a money market fund which invests primarily in Singapore-dollar deposits) and any other Prudential/PAMS money market funds do not require pre-clearance ie. only Post Transaction notification by staff is required (see Appendix I(B)).

7.
Paragraphs 1, 2, 3 and 4 do not apply to transactions arising in respect of Access Persons' participation in the Prudential International Staff Pension Scheme ("PISPS"), which includes Prudential / PAMS’ funds.

8.	No pre-clearance is required for investment in Prudential/PAMS funds during launch period. ie. only Post Transaction notification by staff is required (see Appendix I(B)).

Prudential Asset Management
                               (Singapore) Limited

9.	Please note that Access Person also need to disclose their holdings in Prudential funds/PAMS funds in their Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V).

10.	Transactions in the Jackson Funds are Reportable Fund transactions and must be reported in the Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V).

Section 4C - Exemptions from Pre-clearance approval

(a)
Access Person does not need prior approval for dealing in securities transactions listed in Table 5.2 under Section 5. However the Access Person must complete the Post Transaction notification and Quarterly Transactions Report (Appendix IV) and submit a copy of the contract note via PIDS to the Chief Compliance Officer (or his/her designee) within 14 calendar days of the transaction for record. In the case of appointed representatives, the notification must be submitted via PIDS within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

Please note that the Access Person needs to disclose their holdings in such non-Asia Pacific, non-Latam and non-EMEA Investments in their Annual Holding Report (Appendix V).  Please see Section 6 on Reporting Requirements of Access and Exempt Persons.

(b)         Discretionary Accounts

Access Person does not need prior approval for dealing in any discretionary accounts for which a licensed corporation, broker or other investment manager acting in a similar fiduciary capacity exercises sole investment discretion if all of the following conditions are met:

•	The terms of each account relationship (“Agreement”) must be in writing and filed with the Chief Compliance Officer (or his/her designee);

•	Any amendments to each Agreement must be filed with the Chief Compliance Officer (or his/her designee);

•
That Access Person confirms to the Chief Compliance Officer (or his/her designee) in writing that at the time such account relationship commences, and annually thereafter, that Access Person does not have direct or indirect influence or control over the account, other than the right to terminate the account;

•
Duplicate copies of monthly or quarterly statements (where applicable) for all transactions effected in the discretionary account must be filed with the Chief Compliance Officer (or his/her designee) via PIDS simultaneously;

•
Disclosure of such securities in the discretionary account in the Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V) to the Chief Compliance Officer (or his/her designee), please see Section 6 on Reporting Requirements of Access and Exempt Persons; and

•
PRIOR approval needs to be obtained from the Chief Compliance Officer (or his/her designee) if that Access Person requests the discretionary account manager to enter into or refrain from a specific security/transaction or class of securities/transactions.

 Please refer to Section 5 for an overview of pre-clearance and post reporting requirements.

Prudential Asset Management
                               (Singapore) Limited
Section 5: Pre-Clearance / Post Transaction Reporting

(Table 5.1) Securities transactions requiring Pre-Clearance approval: Covers investment in ADRs, GDRs, and other derivatives instrument linked to Asia Pacific, Latam and EMEA securities and/or having exposure to underlying Asia Pacific, Latam and EMEA securities

Equity and Related Securities	Pre-Clearance Approval Required
Shares (Ordinary, Preference, Non-voting), ADRs, GDRs, Dual listed shares	Y
Warrants and options	Y
Equity related derivatives (including CFDs)	Y

Fixed Income & Related Securities1
Corporate bonds	Y
Sovereign and supranational, government and treasury bonds	Y
Derivatives related to bonds	Y
Convertible bonds and all variants	Y
Asset backed securities	Y
Debentures	Y

Futures / Options & Derivatives
Financials (interest rates, CDs)	Y
Narrow based indices (20 constituents or less)	Y
Futures on shares	Y

Collective Investment Scheme / Mutual Funds2
Prudential / PAMS funds (except money market funds)3	Y
Closed Ended Funds	Y
Investment Trusts / Business Trusts / Shipping Trusts	Y
Unit trusts	Y
Tracker funds	Y
Index related products	Y
Exchange traded funds4	Y

Private Investments
Unquoted / Unlisted companies	Y
Hedge funds (include funds/schemes managed by hedge funds)	Y

Commodities
Spot	N
Forwards / Futures	N
Options on commodities	N

Currencies
Spot	N
Forwards / Futures	N

Prudential Asset Management
                               (Singapore) Limited

Prudential Plc Securities
Prudential Plc shares	Y
Prudential Plc options	Y

Corporate actions
Excess rights issue (i.e. rights over and above the rights entitled as a shareholder)	Y
Share placements / Limited Offering (securities investment including those in non-Asia Pacific, non-Latam and non-EMEA)	Y
IPOs5	N

Notes

1  Bonds denominated in any G10 currency (except for related government securities) requires Pre-Clearance Approval. G10 currencies include US Dollar (USD), Canadian Dollar (CAD), Japanese Yen (JPY), Australian Dollar (AUD), New Zealand Dollar (NZD), British Pound (GBP), Euro (EUR), Swiss Franc (CHF), Swedish Krona (SEK), Norwegian Krone (NOK). Approval/permission granted to deal for Fixed Income & Related Securities are not based on issuer specific.

2 Open-end investment companies or investment trust (i.e. unit trusts) that are unaffiliated with the Funds or PAMS are exempted from Pre-Clearance approval and reporting.

3  Pre-Clearance approval is also required for exempt person. Please see exemption under Section 4B point 7.

4  Exchange traded funds (regardless of country listing) require Pre-Clearance approval.

5  Pre-Clearance approval is not required if notification of participation in IPOs has been provided in the Initial/Annual declaration.

Prudential Asset Management
                               (Singapore) Limited

(Table 5.2) Securities transactions requiring Post Transaction Reporting:

Non-Asia Pacific, non-LATAM and non-EMEA Equity and Related Securities	Post Transaction Reporting
Shares (Ordinary, Preference, Non-voting)	Y
Warrants and options	Y
Equity related derivatives (including CFDs)	Y

Non-Asia Pacific, non-LATAM and non-EMEA Fixed Income & Related Securities
Corporate bonds	Y
Sovereign and supranational, government and treasury bonds	Y
Derivatives related to bonds	Y
Convertible bonds and all variants	Y
Asset backed securities	Y
Debentures	Y

Non-Asia Pacific, non-LATAM and non-EMEA Futures / Options & Derivatives
Financials (interest rates, CDs)	Y
Narrow based indices (20 constituents or less)	Y
Futures on shares	Y

Collective Investment Scheme / Mutual Funds
Affiliated money market funds	Y

Corporate actions
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
Y
Purchases/sales of securities that are non-volitional on the part of the Access Person such as dividend stock distribution, or stock split, bonus shares.	Y

Discretionary account
Transactions in any discretionary accounts for which a licensed corporation, broker or other investment manager acting in a similar fiduciary capacity exercises sole investment discretion.	Y

Prudential Asset Management
                               (Singapore) Limited
List of countries

Asia Pacific countries:	EMEA countries*:	LATAM countries:
Australia	Czech Republic	Argentina
China	Egypt	Brazil
Hong Kong	Hungary	Chile
Indonesia	Morocco	Columbia
Japan	Poland	Mexico
Korea	Russia	Peru
Malaysia	Turkey
New Zealand	Algeria
Philippines	Bahrain
Singapore	Iran
Taiwan	Iraq
Thailand	Israel
Jordan
Kuwait
Lebanon
Libya
Oman
Palestine
Qatar
Saudi Arabia
Sudan
Syria
Tunisia
United Arab Emirates
Yemen
Africa

* EMEA countries include the listed countries, all countries in the Middle-east & Africa.

Prudential Asset Management
                               (Singapore) Limited

Section 6 – Reporting Requirements of Access and Exempt Persons

For Access Person:

(a)	Approval for the Establishment of a Brokerage Account.

When the Access Person is granted permission to deal, it is preferable if he /she does not use the same broker used by PAMS.  If he /she must use such a broker, the Access Person may not deal through the sales person or dealer servicing the PAMS account.

Every Access Person must receive approval from the Chief Compliance Officer (or his/her designee) when opening a personal brokerage account.  The Access Person shall:

(i) Obtain prior approval via PIDS from the Chief Compliance Officer (or his/her designee) of the intent to open such personal brokerage account by filling in the “New Broker A/C Opening” Form;

(ii) Upon being assigned as an Access Person, complete and submit his Initial Holdings (Appendix III) and Broker details (Appendix VI) via PIDS, authorizing PAMS, where necessary, to request for statements from brokers for all accounts which are dealt /managed by the Access Person.

(b)
Personal Broker Account Disclosure and Initial Holdings Report.  When a director, manager, officer, or employee of the Adviser is designated an Access Person, such newly designated Access Person shall complete and submit to the Chief Compliance Officer (or his/her designee) a “Initial Holdings Report” and “Broker Details”, attached hereto as Appendix III and Appendix VI respectively, within ten (10) days of being designated an Access Person.  The information contained in the Initial Holdings Report must be current as of a date no more than forty-five (45) days before the report is submitted, and shall include the following information:

(i)  The name and other identifying information of Securities, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)  The name of any broker-dealer, bank, or other financial institution with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)  The date on which the report is submitted by the Access Person.

(c)
Quarterly Transaction Reports.  Every Access Person shall complete, sign and submit a “Quarterly Transaction Report” via PIDS, attached hereto as Appendix IV, to the Chief Compliance Officer (or his/her designee) which discloses information with respect to transactions in any Security in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Security.  The Quarterly Transaction Report shall be submitted no later than thirty (30) days after the end of each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter.  For any transaction in a Security during the quarter in which the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report shall contain the following information:

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                               (Singapore) Limited

(i)  The date of the transaction, the name and other identifying information of Securities, interest rate and maturity date (if applicable), the number of shares and the principal amount of the Security involved;

(ii)  The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

(iii)  The price at which the transaction was effected;

(iv)  The name of the broker-dealer, bank, or other financial institution with or through whom the transaction was effected; and

(v)  The date that the report is submitted by the Access Person.

Note:  At Calendar year-end the Annual Holdings Report (set forth herein) may serve as the Quarterly Transaction Report, provided the Annual Holdings Report contains such information and/or statements as Quarterly Transaction Report.

(d)
Annual Holdings Reports.  Every Access Person shall complete, sign and submit to the Chief Compliance Officer (or his/her designee) an “Annual Holdings Report” via PIDS, attached hereto as Appendix V, no later than thirty (30) days following the end of the calendar year.  The information contained in the Annual Holdings Report must be current as of a date no more than thirty (30) days before the report is submitted (year-end or quarter-end information).  The Annual Holdings Report shall contain the following information:

(i)  The name of Securities, number of shares and principal amount of each Security in which the Access Person has any direct or indirect beneficial interest;

(ii)  The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the benefit of the Access Person as of the date when that person became an Access Person; and

(iii)  The date when the Access Person submitted the report.

Note:  At Calendar year-end the Annual Holdings Report (set forth herein) may serve as the Quarterly Transaction Report, provided the Annual Holdings Report contains such information and/or statements as Quarterly Transaction Report.

(e)
Annual Certification.  As part of the submission / declaration of Annual Holdings Reports, each Access person shall complete an “Annual Certification” via PIDS, attached hereto as Appendix V, certifying, in writing, that such Access person:

(i) Has read and understands this Code;

(ii) Recognizes that he or she is subject thereto;

(iii) Has complied with all requirements thereof; and

(iv) Has disclosed or reported all Personal Investment Transactions and Securities holdings required to be disclosed or reported pursuant to the requirements herein.

Prudential Asset Management
                               (Singapore) Limited

Note:  Any such reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(f)
Notification of Reporting Obligations.  The Chief Compliance Officer (or his/her designee) will identify all Access Persons of the Adviser who are required to make reports under this Code and inform such persons of their reporting obligations.

(g)
Chief Compliance Officer.  The Chief Compliance Officer or a person designated by the Chief Compliance Officer, shall review the foregoing reports and forms, as well as, the Personal Investment Transactions of the Chief Compliance Officer.

For Exempt Person:

Reporting requirements apply as mentioned under “Further Note” of Section 1(b).

Section 7 – Reporting Requirement to the Board of Fund (for mandates with JNAM)

(a)
The Chief Compliance Officer (or his/her designee) shall formulate and implement such additional, necessary procedures to carry out the provisions of this Code, including the adoption of appropriate reporting forms reasonably designed to provide sufficient information to determine whether any provisions of this Code are violated.  Such procedures shall include procedures reasonably necessary to monitor the Securities trading activities of Access Persons after approval of Personal Investment Transactions pursuant to Section 4 herein.  The Chief Compliance Officer (or his/her designee) shall prepare the following reports to the Board of the Fund:

(i) A quarterly report which shall (i) certify that the Adviser’s Code of Ethics (a) meets the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 under the 1940 Act, (b) has been previously approved by the Board, (c) applies to the activities of the Access Person as they relate to the Fund, (d) that conditions (a)-(c) have been met at all times during the period covered by the report, and (e) either certify that no violation of the Code of Ethics by any such Access Person has occurred during the period covered by the report, or identify all such violations and describe all material information relating thereto.  The report shall be accompanied by appropriate documentation; and

(ii) Furnish an annual written report to the Fund’s Chief Compliance Officer (or his/her designee), that

•
Describes any issues arising under the Adviser’s Code of Ethics or procedures since the last report to the Board or Chief Compliance Officer (or his/her designee), of the Fund (as the case may be), including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•
Certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating its Code of Ethics and to monitor such Access Persons’ activities and conduct governed by its Code of Ethics.

Prudential Asset Management
                               (Singapore) Limited

(b)
Reporting Violations.  Any person becoming aware of a violation or an apparent violation of this Code of Ethics shall promptly report such matter to the Chief Compliance Officer (or his/her designee) of the Adviser.

Section 8 - Record Maintenance

(a)	Records to be Maintained by the Adviser. The Adviser shall maintain the following records for a period of five (5) years:

(i) A copy of this Code of Ethics and any Code of Ethics adopted pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

(ii)  A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

(iii)  Any records of written acknowledgments or receipt of the Code and any amendments or supplements thereto;

(iv)  A copy of each report made by an Access person pursuant to this Code of Ethics (including any brokerage confirmation and account statements made or furnished in lieu of such report) shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

(v)  A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(vi)  A copy of such prior clearance procedure for securities transactions as the Chief Compliance Officer (or his/her designee) shall from time to time determine and any records of decisions approving Access persons’ participation in private placements; and

(vii)  Copies of all reports provided to the Board of the Fund concerning the Code, including a copy of each report required by Section 7 of this Code.

(b)
Timeframe.  The Adviser must maintain records of any decisions to approve transactions or trading by Access Persons involving Securities under this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted, the first two (2) years in an easily accessible location.

(b)
Confidentiality.  All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the SEC and reports furnished to the Board of the Fund

Prudential Asset Management
                               (Singapore) Limited
Section 9 - Consequences of Non-Compliance

If any Employee is unsure about any of the above guidelines, they should seek guidance from their supervisor, the Compliance Officer or one of the Authorising Officers.

The consequences of non-compliance with any of the above rules in this Code of Ethics by an Employee can be severe and may result in their dismissal. PAMS Management and/or the Board of the Fund, where applicable, shall review any violation and may take any actions as it deems necessary and appropriate upon prior review and recommendation by the Chief Compliance Officer (or his/her designee).The actions may include but not limited to requiring an Employee to reverse a transaction, which is non-compliance with any of the above rules. Employee is expected to bear any costs in this situation whilst it is anticipated that this right will be used only in special circumstances.

Additionally, PAMS Management and/or the Board of the Fund would impose sanctions on that Employee that it deems appropriate including but not limited to: a letter of censure, warnings, fines, and/or suspension or termination of the employment of the violator.

In respect of profits realized from transactions, which are non-compliance with any of the above rules by an Employee, that Employee may be requested to give up such profits for the benefits of affected Funds or other clients.  If PAMS Management and/or the Board of the Fund cannot determine which Funds or clients were affected, the profits shall be donated to a charity chosen either by it or by that Employee.  Failure to disgorge profits when requested do not necessarily violate any laws, but which taken together demonstrate a lack of respect for the above rules, may result in more significant disciplinary action up to and including employment.

Section 10 - Responsibilities of the Authorising Officer

(a)
The Authorising Officer must be aware of all Securities for which permission to deal MAY /MAY NOT be given. For this purpose, the Authorising Officer must establish that the security for which the Approval is being sought is not being bought /sold by the funds monitored by PAMS.

(b)	Black-out Period for Client Transactions:

•
No Access Person shall be granted approval /permission if the same security is being dealt with (or has already been dealt) for any funds or client’s account on the SAME DAY. Approval / permission will also be denied if an order of the same security is outstanding.

•	Approval /permission will be denied if there has been transaction in the same security for any of the funds or client’s account in the PREVIOUS MARKET TRADING DAY.

For example, if a staff seeks pre-clearance for PURCHASE of SIA shares on Friday, his request will be rejected if ANY ONE of the followings occurs:

(i)	There is dealing for fund or client’s accounts on Friday (i.e. on the same day); or

(ii)	There is SALE or BUY transaction for fund or client’s account on any of the previous market trading day (i.e. Thursday, assuming that there is no market holiday during this period).

Prudential Asset Management
                               (Singapore) Limited

•	Access person is also reminded to observe the prohibition under condition (c) of Section 3(e).

•
If permission is denied it is up to the individual to re-apply on another business day. It is NOT the responsibility of the Authorising Officer to monitor and advise the individual when he /she may deal. Approval/permission should not be given after market operating hours.

•	The Authorising Officer is required to sign and date the Pre-Clearance forms (Appendix I(A)) and indicate whether permission to deal is granted or not.

•	The Chief Compliance Officer (or his/her designee) must ensure that records relating to permissions granted and confirmations of deals are maintained.

(c)	Under exceptional circumstances, the application for pre-clearance may be referred by the Authorising Officers to PCA Compliance.

Section 11 - Authorising Officers

Refer to Appendix II for a list of Authorising Officers and the Alternates comprising the Central Dealer /Fixed Income Dealer and Chief Compliance Officer (or his/her designee).

Prudential Asset Management
                               (Singapore) Limited

Appendix I(A) – Pre-Clearance form

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                               (Singapore) Limited

Appendix I(B) – Post Transaction notification

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                               (Singapore) Limited

Appendix II

List of Authorising Officers

1)   All Pre-Clearance forms must be routed to the following Authorizing Officers for their approval:

i) First level of Authorisation - Central Dealer /Fixed Income Dealer

ii) Second level of Authorisation - Compliance

2)  Authorisation for Investment in Prudential/PAMS funds is required from Compliance only.  No approval from CIO / Fund Manager or Dealer is required

3)  Pre-Clearance forms are electronically time stamped on the PIDS.

Prudential Asset Management
                               (Singapore) Limited
 Appendix III – Initial Holdings Declaration

Holding Details

Employee Name *		Name of Investor *	
Name of Security *		No. of Shares *	
Mode of Payment *	◉ Cash ○ CISs (Cash) ○ CPF ○ SRS	Interest Rate	%
Principal Amount *	in SGD	Maturity Date	16

Refresh

Investors	Security Name	No. of Shares	Mode of Payment	Principal Amount	Interest Rate	Maturity Dat

Prudential Asset Management
                               (Singapore) Limited

Prudential Asset Management
                               (Singapore) Limited
Appendix IV – SAMPLE QUARTERLY TRANSACTIONS REPORT (ACCESS PERSON)

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                               (Singapore) Limited

Prudential Asset Management
                               (Singapore) Limited
Appendix IV – SAMPLE QUARTERLY TRANSACTIONS REPORT (EXEMPT PERSON)

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Quarterly Reports

Transactions for Fourth Quarter - 2008

This Quarterly Transactions Report must be filed every quarter, within thirty (30) days after the end of each calendar quarter. This report should list all accounts opened during the quarter in which Securities are held for the direct or indirect benefit of the staff. This report must be filed whether or not you had opened any accounts or had any reportable transactions for the quarter. Each report must cover all accounts and Securities in which you have a direct or indirect beneficial ownership interest (unless you have no influence or control over such accounts and/or Securities) and all non-client accounts that you manage or with respect to which you give investment or voting advice.

Templates for your reference (You may use this template format for attaching reports)	Qtrly Trans. Template.xls
Attach Reports	
Remarks	

Please read all the documents before signing

Prudential Asset Management
                               (Singapore) Limited

Appendix V - ANNUAL HOLDINGS & FOURTH QUARTER REPORT (ACCESS PERSON)

Prudential Asset Management
                               (Singapore) Limited

Prudential Asset Management
                               (Singapore) Limited

Prudential Asset Management
                               (Singapore) Limited
Appendix VI – Broker Details

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                               (Singapore) Limited
Appendix VII

ACCESS PERSONS –Includes directors, managers, officers, employees, and those who obtain (have “access” to) information about the Fund’s purchase or sale of Securities and/or portfolio holdings in the course of their normal work.  Everyone who is subject to the Code of Ethics is an Access Person, and every Access Person is subject to the Code of Ethics.

SUPERVISED PERSONS – Includes directors, officers, trustees, managers, and employees of the Adviser, and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control